EXHIBIT 4.1

                         ILLINOIS CENTRAL RAILROAD COMPANY
                           UNION EMPLOYEES' SAVINGS PLAN


                                    CERTIFICATE



     I,                          , Secretary of Illinois Central Railroad
Company, hereby certify that the attached document is a correct copy of Illinois Central Railroad Company Union Employees' Savings Plan as adopted effective June 26, 1995.

          Dated this      day of _________________, 1995.




                                                  As Secretary as Aforesaid

                                                           (Seal)

     IN WITNESS WHEREOF, the Company has caused this Illinois Central Railroad Company Union Employees' Savings Plan to be executed on its behalf in counterpart originals by an officer thereunto duly authorized,
and its seal affixed, this        day of June, 1995.



                          ILLINOIS CENTRAL RAILROAD COMPANY


                           By
                           Its

                                           (Corporate Seal)

                             TABLE OF CONTENTS

                                                                       Page


ARTICLE I   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1.    "Accounting Period". . . . . . . . . . . . . . . . . . . . .  1
    1.2.    "Accounts" . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.3.    "Account Balance". . . . . . . . . . . . . . . . . . . . . .  2
    1.4.    "Appendix" . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.5.    "Authorized Leave of Absence". . . . . . . . . . . . . . . .  2
    1.6.    "Beneficiary". . . . . . . . . . . . . . . . . . . . . . . .  2
    1.7.    "Commonly Controlled Entity" . . . . . . . . . . . . . . . .  2
    1.8.    "Company". . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.9.    "Company Stock". . . . . . . . . . . . . . . . . . . . . . .  2
    1.10.   "Compensation" . . . . . . . . . . . . . . . . . . . . . . .  3
    1.11.   "Contributions". . . . . . . . . . . . . . . . . . . . . . .  4
    1.12.   "Contribution Dollar Limit". . . . . . . . . . . . . . . . .  4
    1.13.   "Contribution Election" or "Election". . . . . . . . . . . .  4
    1.14.   "Contribution Percentage". . . . . . . . . . . . . . . . . .  4
    1.15.   "Effective Date" . . . . . . . . . . . . . . . . . . . . . .  4
    1.16.   "Eligible Employee". . . . . . . . . . . . . . . . . . . . .  4
    1.17.   "Employee" . . . . . . . . . . . . . . . . . . . . . . . . .  5
    1.18.   "Employer" . . . . . . . . . . . . . . . . . . . . . . . . .  5
    1.19.   "ERISA". . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    1.20.   "Fair Market Value". . . . . . . . . . . . . . . . . . . . .  5
    1.21.   "Family Member". . . . . . . . . . . . . . . . . . . . . . .  5
    1.22.   "Highly Compensated Eligible Employee" or "HCE". . . . . . .  5
    1.23.   "Internal Revenue Code" or "Code". . . . . . . . . . . . . .  6
    1.24.   "Investment Election". . . . . . . . . . . . . . . . . . . .  6
    1.25.   "Investment Fund" or "Fund". . . . . . . . . . . . . . . . .  7
    1.26.   "Named Fiduciary". . . . . . . . . . . . . . . . . . . . . .  7
    1.27.   "Non-Highly Compensated Employee" or "NHCE". . . . . . . . .  7
    1.28.   "Normal Retirement Date" . . . . . . . . . . . . . . . . . .  7
    1.29.   "Participant". . . . . . . . . . . . . . . . . . . . . . . .  7
    1.30.   "Payment Date" . . . . . . . . . . . . . . . . . . . . . . .  7
    1.31.   "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    1.32.   "Plan Year". . . . . . . . . . . . . . . . . . . . . . . . .  8
    1.33.   "Pre-Tax Contributions". . . . . . . . . . . . . . . . . . .  8
    1.34.   "QDRO" . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    1.35.   "Qualified Matching Contribution". . . . . . . . . . . . . .  8
    1.36.   "Related Plan" . . . . . . . . . . . . . . . . . . . . . . .  8
    1.37.   "Rollover Contribution". . . . . . . . . . . . . . . . . . .  8
    1.38.   "Spousal Consent". . . . . . . . . . . . . . . . . . . . . .  8
    1.39.   "Spouse" . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    1.40.   "Termination of Employment". . . . . . . . . . . . . . . . .  9
    1.41.   "Trust". . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    1.42.   "Trust Agreement". . . . . . . . . . . . . . . . . . . . . .  9
    1.43.   "Trust Fund" . . . . . . . . . . . . . . . . . . . . . . . .  9
    1.44.   "Trustee". . . . . . . . . . . . . . . . . . . . . . . . . .  9
    1.45.   "Valuation Date" . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE II  PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . 10
    2.1.    Eligibility. . . . . . . . . . . . . . . . . . . . . . . . . 10
    2.2.    Reemployment . . . . . . . . . . . . . . . . . . . . . . . . 10
    2.3.    Participation Upon Change of Job Status. . . . . . . . . . . 10
    2.4.    Uniformed Service. . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III  PARTICIPANT CONTRIBUTIONS . . . . . . . . . . . . . . . . . 11
    3.1.    Pre-Tax Contribution Election. . . . . . . . . . . . . . . . 11
    3.2.    Election Procedures. . . . . . . . . . . . . . . . . . . . . 11
    3.3.    Limitation on Pre-Tax Contributions For All Participants . . 12
    3.4.    Post-Tax Contributions . . . . . . . . . . . . . . . . . . . 12

ARTICLE IV   EMPLOYER CONTRIBUTIONS AND ALLOCATIONS. . . . . . . . . . . 13
    4.1.    Pre-Tax Contributions. . . . . . . . . . . . . . . . . . . . 13
    4.2.    Matching Contributions . . . . . . . . . . . . . . . . . . . 13
    4.3.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE V  ROLLOVERS . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    5.1.    Rollovers to the Plan. . . . . . . . . . . . . . . . . . . . 14
    5.2.    Rollovers From The Plan. . . . . . . . . . . . . . . . . . . 14

ARTICLE VI   ACCOUNTING FOR PARTICIPANTS'ACCOUNTS
       AND FOR INVESTMENT FUNDS. . . . . . . . . . . . . . . . . . . . . 16
    6.1.    Individual Participant Accounting. . . . . . . . . . . . . . 16
    6.2.    Accounting for Investment Funds. . . . . . . . . . . . . . . 16
    6.3.    Accounting for Company Stock . . . . . . . . . . . . . . . . 16

ARTICLE VII  INVESTMENT FUNDS AND ELECTIONS. . . . . . . . . . . . . . . 18
    7.1.    Investment Funds . . . . . . . . . . . . . . . . . . . . . . 18
    7.2.    Investment of Contributions. . . . . . . . . . . . . . . . . 18
    7.3.    Investment of Accounts . . . . . . . . . . . . . . . . . . . 18
    7.4.    Establishment of Investment Funds. . . . . . . . . . . . . . 19
    7.5.    Transition Rules . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VIII  VESTING. . . . . . . . . . . . . . . . . . . . . . . . . . 20
    8.1.    Fully Vested Contribution Accounts . . . . . . . . . . . . . 20

ARTICLE IX   IN-SERVICE WITHDRAWALS. . . . . . . . . . . . . . . . . . . 21
    9.1.    Withdrawals for 401(k) Hardship. . . . . . . . . . . . . . . 21
    9.2.    Withdrawals for Participants Over Age 59.5 . . . . . . . . . 22
    9.3.    Withdrawals for General Hardship . . . . . . . . . . . . . . 22
    9.4.    Withdrawal Rules . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE X    DISTRIBUTIONS ON AND AFTER TERMINATION
       OF EMPLOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    10.1.   Request for Distribution of Benefits . . . . . . . . . . . . 24
    10.2.   Deadline for Distribution. . . . . . . . . . . . . . . . . . 24
    10.3.   Payment Form and Medium. . . . . . . . . . . . . . . . . . . 24
    10.4.   Small Amounts Paid Immediately . . . . . . . . . . . . . . . 25

ARTICLE XI  DISTRIBUTION OF ACCOUNT BALANCES ON DEATH. . . . . . . . . . 26
    11.1.   Payment to Beneficiary . . . . . . . . . . . . . . . . . . . 26
    11.2.   Beneficiary Designation. . . . . . . . . . . . . . . . . . . 26
    11.3.   Benefit Election . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE XII  MAXIMUM CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . 27
    12.1.   Maximum Annual Additions . . . . . . . . . . . . . . . . . . 27
    12.2.   Correcting an Annual Excess. . . . . . . . . . . . . . . . . 28
    12.3.   Two-Plan Limit . . . . . . . . . . . . . . . . . . . . . . . 28
    12.4.   Short Plan Year. . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE XIII  ADP AND ACP TESTS. . . . . . . . . . . . . . . . . . . . . 30
    13.1.   Contribution Limitation Definitions. . . . . . . . . . . . . 30
    13.2.   Collectively Bargained Employees . . . . . . . . . . . . . . 31
    13.3.   ADP and ACP Tests. . . . . . . . . . . . . . . . . . . . . . 32
    13.4.   Correction of ADP and ACP Tests. . . . . . . . . . . . . . . 32
    13.5.   Method of Calculation. . . . . . . . . . . . . . . . . . . . 33
    13.6.   Multiple Use Test. . . . . . . . . . . . . . . . . . . . . . 34
    13.7.   Adjustment for Investment Gain or Loss . . . . . . . . . . . 34
    13.8.   Required Records . . . . . . . . . . . . . . . . . . . . . . 34
    13.9.   Incorporation by Reference . . . . . . . . . . . . . . . . . 34
    13.10.  QSLOB. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE XIV  TRUST AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 35
    14.1.   Trust Agreement. . . . . . . . . . . . . . . . . . . . . . . 35
    14.2.   Selection of Trustee . . . . . . . . . . . . . . . . . . . . 35
    14.3.   Trustee's Duties and Fees. . . . . . . . . . . . . . . . . . 35
    14.4.   Separate Entity. . . . . . . . . . . . . . . . . . . . . . . 35
    14.5.   Plan Asset Valuation . . . . . . . . . . . . . . . . . . . . 35
    14.6.   Right of Employers to Plan Assets. . . . . . . . . . . . . . 36

ARTICLE XV  ADMINISTRATION AND INVESTMENT MANAGEMENT . . . . . . . . . . 37
    15.1.   General. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    15.2.   Procedures for Designation of a Named Fiduciary. . . . . . . 37
    15.3.   Responsibility and Powers of the Company Regarding
            Administration of the Plan.  . . . . . . . . . . . . . . . . 37
    15.4.   Information to be Supplied by Named Fiduciary. . . . . . . . 39
    15.5.   Misrepresentations . . . . . . . . . . . . . . . . . . . . . 39
    15.6.   Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    15.7.   Plan Expenses. . . . . . . . . . . . . . . . . . . . . . . . 39
    15.8.   Fiduciary Capacity . . . . . . . . . . . . . . . . . . . . . 39
    15.9.   Employer's Agent . . . . . . . . . . . . . . . . . . . . . . 39
    15.10.  Plan Administrator . . . . . . . . . . . . . . . . . . . . . 39
    15.11.  Named Fiduciary Decisions Final. . . . . . . . . . . . . . . 40
    15.12.  No Agency. . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE XVI  CLAIMS PROCEDURE. . . . . . . . . . . . . . . . . . . . . . 41
    16.1.   Initial Claim for Benefits . . . . . . . . . . . . . . . . . 41
    16.2.   Review of Claim Denial . . . . . . . . . . . . . . . . . . . 41

ARTICLE XVII  ADOPTION AND WITHDRAWAL FROM PLAN. . . . . . . . . . . . . 43
    17.1.   Procedure for Adoption . . . . . . . . . . . . . . . . . . . 43
    17.2.   Procedure for Withdrawal . . . . . . . . . . . . . . . . . . 43

ARTICLE XVIII  AMENDMENT, TERMINATION AND MERGER . . . . . . . . . . . . 44
    18.1.   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . 44
    18.2.   Plan Termination . . . . . . . . . . . . . . . . . . . . . . 44
    18.3.   Plan Merger. . . . . . . . . . . . . . . . . . . . . . . . . 45
    18.4.   Action by Company or Employer. . . . . . . . . . . . . . . . 45

ARTICLE XIX  SPECIAL TOP-HEAVY RULES . . . . . . . . . . . . . . . . . . 46
    19.1.   Application. . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE XX  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . 47
    20.1.   Assignment and Alienation. . . . . . . . . . . . . . . . . . 47
    20.2.   Notice and Information Requirements. . . . . . . . . . . . . 47
    20.3.   Plan Does Not Affect Employment Rights . . . . . . . . . . . 48
    20.4.   Deduction of Taxes from Amounts Payable. . . . . . . . . . . 48
    20.5.   Facility of Payment. . . . . . . . . . . . . . . . . . . . . 48
    20.6.   Source of Benefits . . . . . . . . . . . . . . . . . . . . . 48
    20.7.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . 48
    20.8.   Reduction for Overpayment. . . . . . . . . . . . . . . . . . 48
    20.9.   Limitation on Liability. . . . . . . . . . . . . . . . . . . 49
    20.10.  Company Merger . . . . . . . . . . . . . . . . . . . . . . . 49
    20.11.  Employees' Trust . . . . . . . . . . . . . . . . . . . . . . 49
    20.12.  Gender and Number. . . . . . . . . . . . . . . . . . . . . . 49
    20.13.  Invalidity of Certain Provisions . . . . . . . . . . . . . . 49
    20.14.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    20.15.  Uniform and Nondiscriminatory Treatment. . . . . . . . . . . 49
    20.16.  Law Governing. . . . . . . . . . . . . . . . . . . . . . . . 49

                      ILLINOIS CENTRAL RAILROAD COMPANY
                       UNION EMPLOYEES' SAVINGS PLAN


    Illinois Central Railroad Company has established the Illinois Central Railroad Company Union Employees' Savings Plan for the benefit of eligible union employees of the Company and its participating affiliates. The Plan is intended to constitute a qualified profit sharing plan, as described in Code Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k).


                                 ARTICLE I

                                DEFINITIONS


    The following sections of this Article I provide basic definitions of terms used throughout the Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

    1.1. "Accounting Period" means the periods designated by the Company with respect to each Investment Fund not to exceed one year in duration.

    1.2. "Accounts" means the record of a Participant's interest in the Plan's assets represented by his or her:

    (a)     "Matching Account" which means a
            Participant's interest in the Plan's assets composed of Matching Contributions allocated to the Participant under the Plan, if any, plus all income and gains credited to, and minus all losses, expenses, withdrawals and distributions charged to, such Account.

    (b) "Pre-Tax Account" which means a Participant's interest in the Plan's assets composed of Pre-Tax Contributions allocated to the
            Participant under the Plan, if any, plus all income and gains credited to, and minus all losses, expenses, withdrawals and distributions charged to, such Account.

    (c)     "Rollover Account" which means a
            Participant's interest in the Plan's assets composed of Rollover Contributions allocated to the Participant under the Plan, if any (as identified by the Company), plus all income and gains credited to, and minus all losses, expenses, withdrawals and distributions charged to, such Account.

    1.3. "Account Balance" means the amounts held in or posted to a Participant's Accounts on any Valuation Date.

    1.4. "Appendix" means a written supplement attached to this Plan and made part hereof which has been added in accordance with the provisions of the Plan.

    1.5. "Authorized Leave of Absence" means an absence, with or without Compensation, authorized on a nondiscriminatory basis by a Commonly Controlled Entity under its standard personnel practices applicable to the Employee, including any period of time during which such person is covered by a short-term disability plan of his or her Employer. The date that an Employee's Authorized Leave of Absence ends shall be determined in accordance with the personnel policies of such Commonly Controlled Entity, which ending date shall be no earlier than the date that the Authorized Leave of Absence is scheduled to end, unless the Employee communicates to such Commonly Controlled Entity that he or she is to have a Termination of Employment as of an earlier date. An Employee who leaves the service of a Commonly Controlled Entity to enter the Armed Forces of the United States of America and who reenters the service of the Commonly Controlled Entity with reemployment rights in accordance with the Uniformed Services Employment and Reemployment Rights Act ("USERRA") shall be entitled to credit for service and contributions as required by USERRA.

    1.6. "Beneficiary" means any person designated by a Participant to receive any benefits that shall be payable with respect to the death of a Participant under the Plan or as a result of a QDRO.

    1.7. "Commonly Controlled Entity" means: (i) an Employer and any corporation, trade or business, but only for so long as it and the Employer are members of a controlled group of corporations as defined in
Section 414(b) of the Code or under common control as defined in Section 414(c) of the Code; provided, however, that solely for purposes of the limitations of Code Section 415, the standard of control under Sections 414(b) and 414(c) of the Code shall be deemed to be "more than 50%" rather than "at least 80%;" (ii) an Employer and an organization, but only for so long as it and the Employer are, on and after the Effective Date, members of an affiliated service group as defined in Section 414(m) of the Code; (iii) an Employer and an organization, but only for so long as the employees of it and the Employer are required to be aggregated, on and after the Effective Date, under Section 414(o) of the Code; or (iv) any other organization designated as such by the Company.

    1.8. "Company" means Illinois Central Railroad Company or any successor corporation by merger, consolidation, purchase, or otherwise, which elects to adopt the Plan and the Trust.

    1.9.    "Company Stock" means common stock issued by Illinois
Central Corporation.

    1.10.   "Compensation" means:

    (a) for purposes of allocating Contributions, all earned income and wages paid to an Eligible
            Employee by an Employer, including base pay and overtime, but excluding long-term disability payments, per diems, meal and housing allowances and other reimbursements, moving or relocation expenses or reimbursements, fringe benefits, supplemental sickness benefits, sickness or unemployment benefits paid by Railroad Retirement, compensation for services on the basis of a percentage of profits, disciplinary or judicially ordered back pay awards, severance benefits, unused vacation pay, payments in settlement of personal injuries, and lump sum payments;

    (b) for purposes of applying Section 415 of the Code to the Plan and its Participants for any limitation year, such compensation as determined by the Company and satisfying the definition of compensation under Section 415 of the Code; and

    (c) for any determination period with respect to an applicable provision of the Code other than Section 415, such compensation as determined by the Company and which satisfies the requirements of Section 414(s) of the Code.

Notwithstanding the foregoing provisions, Compensation shall include elective amounts excludible from gross income under Code Sections 125 and 401(k) (other than for Code Section 415 purposes).

    Compensation shall be measured by an annual accounting period that approximates the calendar year, and for which the Employer reports income to Employees on Form W-2.

    In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner of Internal Revenue for the cost-of-living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. Any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

    If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

    1.11. "Contributions" means amounts contributed to the Plan by the Employer or an Eligible Employee. Specific types of contributions include:

    (a) "Matching." An amount contributed by the Employer based upon the amount contributed by the eligible Participant.

    (b) "Pre-Tax." An amount contributed on a pre-tax basis in conjunction with a Participant's
            Code Section 401(k) salary deferral agreement.

    1.12. "Contribution Dollar Limit" means the annual limit imposed on each Participant pursuant to Section 402(g) of the Code ($9,240 for the 1995 calendar year), as indexed for cost-of-living adjustments pursuant to Code Section 402(g)(5) and 415(d).

    1.13. "Contribution Election" or "Election" means the election made by a Participant to reduce his or her Compensation by an amount equal to the product of his or her Contribution Percentage and such Compensation subject to the Contribution Election.

    1.14. "Contribution Percentage" means the percentage of a Participant's Compensation which is to be contributed to the Plan by his or her Employer as a Contribution.

    1.15. "Effective Date" means June 26, 1995, the date upon which the provisions of this document become effective. In general, the provisions of this document only apply to Participants who are Employees on or after the Effective Date.

    1.16.   "Eligible Employee" means any Employee (including an
Employee on an Authorized Leave of Absence) of an Employer on and after the Effective Date, who is a member of a group of Employees represented by a collective bargaining representative, and covered by a currently effective collective bargaining agreement between his or her Employer and the collective bargaining representative which provides for coverage by the Plan, excluding:

    (a) Any person who is considered an Employee solely because of the application of Section
            414(n) of the Code; and

    (b) Any person who is a nonresident alien who receives no earned income, within the meaning of Code Section 911(d)(2), from sources within the United States of America within the meaning of Code Section 861(a)(3).

Appendix A of the Plan lists the collective bargaining agreements and their effective dates, that provide for coverage by the Plan.

    1.17. "Employee" means any person who rendered services as a common law employee to a Commonly Controlled Entity or is on an Authorized Leave of Absence. Any individual considered an Employee of a Commonly Controlled Entity under Section 414(n) of the Code shall be deemed employed by the Commonly Controlled Entity for which the individual performed services.

    1.18. "Employer" means the Company and any Commonly Controlled Entity that has adopted the Plan in accordance with Section 17.1;
provided, that an entity will cease to be an Employer when it ceases to be a Commonly Controlled Entity.

    1.19. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to any specific section shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

    1.20.   "Fair Market Value" means:

    (a) with respect to a security for which there is a generally recognized market, the price of the security prevailing on a national securities exchange which is registered under
            Section 6 of the Securities Act of 1934;

    (b) unless determined otherwise by the Company, with respect to any guaranteed income contract, the value reported by the issuing company or bank; and

    (c) for any other asset, the fair market value of the asset, as determined in good faith by the Trustee or the Company in accordance with regulations promulgated under Section 3(18) of ERISA.

    1.21.   "Family Member" shall mean an individual described in Code
Section 414(q)(6)(B).

    1.22. "Highly Compensated Eligible Employee" or "HCE" means any Employee who performs service for the Employer during the determination year and who, during the look-back year: (i) received Compensation from the Employers in excess of $75,000 (as adjusted pursuant to Section 415(d) of the Code); (ii) received Compensation from the Employers in excess of $50,000 (as adjusted pursuant to Section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of an Employer and received Compensation during such year that is greater than 50 percent of the dollar limitation in effect under Section 415(b)(1)(A) of the Code. The term highly compensated active employee also includes:
(i) Employees who are both described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and the Employee is one of the 100 Employees who received the most Compensation from the Employer during the determination year; and (ii) Employees who are 5-percent owners at any time during the look-back year or determination year.

    For this purpose, the determination year shall be the Plan Year.
The look-back year shall be the twelve-month period immediately preceding the determination year. Pursuant to Code Section 414(q), the Company may elect for the look-back year to be the calendar year ending with or within the applicable Plan Year determination year.

    If the Employer at all times during the Plan Year maintains significant business activities (and employs Employees in such activities) in at least two significantly separate geographic areas and satisfies such other conditions as the Secretary of the Treasury may prescribe, the Company may elect to apply a simplified definition of Highly Compensated Employee under the Plan by substituting "$50,000" for "$75,000" in the first sentence of this Section 1.22.

    An Employee who performs services for the Employer any time during the year is in the top-paid group of Employees for any year if such Employee is in the group consisting of the top 20% of the Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the top-paid group (but not for identifying the particular Employees in the top-paid group), certain Employees may be excluded in accordance with Code Section 414(q)(8).

    A highly compensated former employee includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was a Highly Compensated Employee for either the separation year or any determination year ending on or after the Employee's 55th birthday.

    1.23. "Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended, any subsequent Internal Revenue Code and final Treasury Regulations. If there is a subsequent Internal Revenue Code, any references herein to Internal Revenue Code sections shall be deemed to refer to comparable sections of any subsequent Internal Revenue Code.

    1.24. "Investment Election" means an election by which a Participant directs the investment of his or her Contributions and Rollover Contributions or changes the investment of his or her Account Balances, by voice response to the telephone number provided by the Named Fiduciary, or on such form that may be required by the Named Fiduciary. No Investment Election shall be deemed to have been made unless it is complete and delivered in accordance with the procedures established by the Named Fiduciary for this purpose.

    1.25. "Investment Fund" or "Fund" means one or more collective investment funds, a pool of assets, or deposits with the Trustee, a mutual fund, insurance contract, or managed pool of assets. The Investment Funds authorized by the Company are listed in Appendix B.

    1.26.   "Named Fiduciary" means:

    (a) with respect to the authority each has over management and operation of the Plan's administration and operation or discretionary authority and control it may have with respect to the Plan, the Company and such other person who may be designated to be a Named Fiduciary pursuant to Article XV;

    (b) with respect to the management and control of the Plan's assets or the discretionary authority it may have with respect to the Plan's assets, the Trustee, the Company, and other such person who may be designated to be a Named Fiduciary pursuant to Article XV.

    1.27.   "Non-Highly Compensated Employee" or "NHCE" means an
Employee who is neither an HCE nor a Family Member.

    1.28. "Normal Retirement Date" means the date a Participant becomes eligible for normal retirement under the Railroad Retirement Act.

    1.29. "Participant" means an Eligible Employee who begins to participate in the Plan after completing the eligibility requirements. A Participant's participation continues until his or her Termination of Employment and his or her Account Balance is distributed or forfeited.

    1.30. "Payment Date" means the date on which a Participant's Account Balance is distributed or commences to be distributed, which date shall be at least the minimum number of days required by law, if any, after the date the Participant has received any notice required by law, if any. If a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty (30) days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

    (a) the plan administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

    (b) the Participant, after receiving the notice, affirmatively elects a distribution.

    1.31. "Plan" means the Illinois Central Railroad Company Savings Plan, as set forth herein and as hereafter may be amended from time to time.

    1.32. "Plan Year" means the annual accounting period of the Plan and Trust which ends on each December 31.

    1.33. "Pre-Tax Contributions" means the contributions elected by a Participant pursuant to Section 3.1 of the Plan.

    1.34. "QDRO" means a domestic relations order that the Company has determined to be a qualified domestic relations order within the meaning of Section 414(p) of the Code.

    1.35.   "Qualified Matching Contribution" means a Matching
Contribution that is treated as a Pre-Tax Contribution and posted to Participants' Pre-Tax Accounts.

    1.36.   "Related Plan" means:

    (a) with respect to Section 401(k) and 401(m) of the Code, any plan or plans maintained by a Commonly Controlled Entity which is treated with this Plan as a single plan for purposes of Sections 401(a)(4) or 410(b) of the Code;
            and

    (b) with respect to Section 415 of the Code, any other defined contribution plan or a defined benefit plan (as defined in Section 415(k) of the Code) maintained by a Commonly Controlled
            Entity, respectively called a "Related
            Defined Contribution Plan" and a "Related
            Defined Benefit Plan."

    1.37. "Rollover Contribution" means a rollover contribution that is an "eligible rollover distribution" as defined in Section 402(c) of the Code (or its predecessor) attributable to an Eligible Employee.

    1.38. "Spousal Consent" means the written consent given by a Spouse to a Participant's election (or waiver) of a specified form of benefit or Beneficiary designation. The Spouse's consent must acknowledge the effect on the Spouse of the Participant's election, waiver or designation and be duly witnessed by a Plan representative or notary public. Spousal Consent shall be valid only with respect to the spouse who signs the Spousal Consent. A Participant may revoke (without Spousal Consent) a prior election, waiver or designation that required Spousal Consent at any time before the date on which payments begin. Spousal Consent also means a determination by the Company that there is no Spouse, the Spouse cannot be located or such other circumstances as may be established by applicable law.

    1.39. "Spouse" means a person who, as of the earlier of a Participant's Payment Date and death, is alive and married to the Participant within the meaning of the laws of the State of the Participant's residence as evidenced by a valid marriage certificate or other proof acceptable to the Company. A spouse who was the Spouse on the Payment Date but who is divorced from the Participant at the Participant's death shall still be the Spouse at the date of the Participant's death, except as otherwise provided in a QDRO.

    1.40. "Termination of Employment" occurs on the date an Employee quits, dies, retires, or is voluntarily or involuntarily discharged without any rights or claim of reemployment under any collective bargaining agreement; provided, that transfers of employment by an Employee from the Company to any Commonly Controlled Entity or from one Commonly Controlled Entity to another Commonly Controlled Entity or to the Company shall not constitute a Termination of Employment for purposes of the Plan.

    1.41. "Trust" means the legal entity resulting from the agreement between the Company and the Trustee and all amendments thereto, in which some or all of the assets of this Plan will be received, held, invested and distributed to or for the benefit of Participants and Beneficiaries.

    1.42. "Trust Agreement" means the agreement between the Company and the Trustee establishing the Trust, and any amendments thereto.

    1.43. "Trust Fund" means any property, real or personal, received by and held by the Trustee, plus all income and gains and minus all losses, expenses, withdrawals and distributions chargeable thereto.

    1.44. "Trustee" means any corporation, individual or individuals designated in the Trust Agreement who shall accept the appointment as Trustee to execute the duties of the Trustee as set forth in the Trust Agreement.

    1.45. "Valuation Date" means the close of business on each business day.
                                 ARTICLE II

                               PARTICIPATION


    2.1.    Eligibility.  Each Eligible Employee shall become a
Participant in the Plan on the Effective Date, or on the first day of the month coincident with or next following the date the Eligible Employee has been continuously employed by the Employer for 30 days.

    2.2.    Reemployment.

    (a)     Eligible Employee Was Previously a
            Participant.  An Eligible Employee who
            previously was a Participant prior to his or her Termination of Employment shall become a Participant on the first day he or she is reemployed as an Eligible Employee.

    (b)     Eligible Employee Had a Termination.  An
            Eligible Employee who had a Termination of Employment before he or she became a Participant shall be eligible to become a Participant on the later of: (i) the date he or she would have become a Participant but for his or her Termination of Employment, or
            (ii) the date he or she is reemployed as an Eligible Employee.

    2.3. Participation Upon Change of Job Status. An Employee who is not an Eligible Employee shall become a Participant on the later of:
(i) the date he or she would have become a Participant had he or she always been an Eligible Employee, or (ii) the date he or she becomes an Eligible Employee.

    2.4. Uniformed Service. An Eligible Employee who had become an active Participant in the Plan, and becomes reemployed by the Employer after a period of "uniformed service," as that term is defined by the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), shall be deemed to have continued as an active Participant in the Plan during the period of "uniformed service" to the extent required by USERRA and regulations promulgated thereunder.

                                 ARTICLE III

                         PARTICIPANT CONTRIBUTIONS


    3.1. Pre-Tax Contribution Election. A Participant who is an Eligible Employee may file a Contribution Election to have Pre-Tax Contributions made on his or her behalf by his or her Employer, pursuant to procedures specified by the Company. Such Contribution Election must specify his or her Contribution Percentage of not less than two percent (2.00%) nor more than fifteen percent (15%) (stated as a whole integer percentage) and authorize the Compensation otherwise payable to him or her to be reduced. A Participant's Contribution Election shall be effective only with respect to Compensation not yet paid as of the date the Contribution Election is effective. A Contribution Election shall become effective with respect to the first payroll cycle beginning after the date it is received by the Company. Any Contribution Election that has not been properly completed will be deemed not to have been received and be void.

    3.2. Election Procedures. A Participant's Contribution Election shall continue in effect (with automatic adjustment for any change in his or her Compensation) until the earliest of the date: (i) his or her Contribution Election is changed in accordance with paragraph (a) below;
(ii) he or she ceases to be paid as an Eligible Employee; or (iii) his or her Contribution Election is cancelled in accordance with paragraph (b) below.

    (a) Changing the Election. A Participant may increase or decrease his or her Contribution
            Percentage (subject to the percentage limits stated above) only once in each calendar quarter by making a new Contribution Election on which is specified the amount of the Contribution Percentage, pursuant to procedures specified by the Company. The change shall be effective with respect to the first payroll cycle beginning after the date the new Contribution Election is received, unless an earlier date is specified by the Company. The amount of increase or decrease of such Contribution Percentage shall be effective only with respect to Compensation not yet paid.

    (b) Canceling the Election. A Participant may cancel his or her existing Contribution
            Election and reduce his or her Contribution
            Percentage to zero by making a new
            Contribution Election, pursuant to procedures specified by the Company. Such cancellation shall become effective with respect to the payroll cycle beginning after the day it is received, unless an earlier date is specified by the Company. A Participant who is an Eligible Employee and who has cancelled his or her Contribution Election may again make a Contribution Election at the beginning of any calendar quarter. Such Contribution
            Election shall become effective with respect to the first payroll cycle beginning after it is received, provided at least three (3) months have elapsed since the effective date of the cancellation.

Any Participant who has improperly completed a Contribution Election will be deemed not to have made an Election.

    3.3.    Limitation on Pre-Tax Contributions For All Participants.
A Participant's Pre-Tax Contributions for any calendar year shall not exceed the Contribution Dollar Limit. If a Participant advises the Company that he or she has Pre-Tax Contributions (reduced by Pre-Tax Contributions previously distributed as a result of the application of Code Section 401(k)(3) to such Participant) in excess of the Contribution Dollar Limit ("Excess Deferral"), the Company shall return such Excess Deferrals for the taxable year to the Participant. To the extent the Participant's Pre-Tax Contributions exceed the Contribution Dollar Limit, the Employer may notify the Plan on behalf of the Participant. If such advice was received by the Company during the taxable year, the Plan shall distribute the Excess Deferral as soon as administratively feasible. If such advice was received by the Company after the taxable year but no later than March 1 following the close of the taxable year, the Company shall cause the Plan to return such Excess Deferral no later than April
15 immediately following the end of such taxable year, adjusted by income allocable to that amount. The Plan may use any reasonable method for computing the income allocable to Excess Deferrals. If the application of the limitations in this Section results in a reduction of previously contributed Pre-Tax Contributions on behalf of a Participant, Matching Contributions allocable with respect thereto (prior to such reduction) that are not distributed under the ACP Test shall be forfeited.

    3.4. Post-Tax Contributions. Post-Tax Contributions will not be permitted under the Plan, except to the extent that Pre-Tax Contributions are recharacterized as such, in accordance with Section 13.4.

                                 ARTICLE IV

                  EMPLOYER CONTRIBUTIONS AND ALLOCATIONS


    4.1. Pre-Tax Contributions. Subject to the limits of the Plan and to the Company's authority to limit Contributions under the terms of this Plan, for each period for which a Contribution Election is in effect, the Employer shall contribute to the Plan on behalf of each Participant an amount equal to the amount designated by the Participant as a Pre-Tax Contribution on his or her Contribution Election. The Pre-Tax Contribution shall be allocated to the Pre-Tax Account of the Participant with respect to whom the amount is paid. Pre-Tax Contributions shall be paid to the Trustee in cash and posted to each Participant's Pre-Tax Account as soon as practicable, but not more than ninety (90) days after the date amounts are deducted from the Participant's Compensation.

    4.2. Matching Contributions. Subject to the limits of the Plan and to the Company's authority to limit Contributions under the Plan, for each period for which Participants' Contributions are made, the Employer shall make Matching Contributions on behalf of each Participant who made a Pre-Tax Contribution during the period in an amount equal to twenty-five percent (25%) of such Participant's Pre-Tax Contributions for the period, provided that no Matching Contributions shall be made based upon a Participant's Pre-Tax Contributions in excess of four percent (4%) of his or her Compensation. The Employer shall make each period's Matching Contribution in cash or stock as soon as practicable after the end of such period, but not later than the Employer's federal tax filing date, including extensions, for deducting such Contribution. The Company shall post such amount to each Participant's Matching Account once the total Contribution received by the Trustee has been balanced against the specific amount to be credited to each Participant's Matching Account. Compensation shall be measured by the period (not to exceed the Plan Year) for which the Contribution is being made provided the Eligible Employee is a Participant during such period.

    4.3. Miscellaneous. In no event shall the Employer Contributions for a Plan Year exceed the maximum the Company estimates will be deductible (or would be deductible if the Employers had taxable income) by any Employer or Commonly Controlled Entity under Section 404 of the Code ("Deductible Amount"). Notwithstanding anything herein to the contrary, the Plan shall constitute a profit sharing plan for all purposes of the Code.

                                  ARTICLE V

                                  ROLLOVERS


    5.1. Rollovers to the Plan. The Company may authorize the Trustee to accept a Rollover Contribution from an Eligible Employee in cash, even if he or she is not yet a Participant. The Employee shall furnish satisfactory evidence to the Company that the amount is eligible for rollover treatment. Such amount shall be posted to the Employee's Rollover Account by the Company as of the date received by the Trustee.

    If it is later determined that an amount transferred pursuant to the above paragraph did not in fact qualify as a Rollover Contribution, the balance credited to the Employee's Rollover Account immediately shall be:
(i) segregated from all other Plan assets; (ii) treated as a non-qualified trust established by and for the benefit of the Employee; and (iii) distributed to the Employee. Any such nonqualifying rollover shall be deemed never to have been a part of the Plan.

    5.2. Rollovers From The Plan. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Plan, a Distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

    (a)     "Eligible Rollover Distribution" is any
            distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated
            Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section
            401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

    (b) "Eligible Retirement Plan" is an individual retirement account described in Section
            408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section
            403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's eligible rollover distribution. However, in the case of an Eligible Rollover Distribution to the
            Surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

    (c)     "Distributee" includes an Employee or former
            Employee. In addition, the Employee's or former Employee's Surviving Spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

    (d) "Direct Rollover" is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that: (i) the Company clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and
(ii) the Participant, after receiving the notice, affirmatively elects a distribution.

                                 ARTICLE VI

                       ACCOUNTING FOR PARTICIPANTS'
                     ACCOUNTS AND FOR INVESTMENT FUNDS

    6.1. Individual Participant Accounting. The Company shall cause the Accounts for each Participant to reflect transactions involving assets of the Accounts in accordance with this Article. Financial transactions during or with respect to an Accounting Period shall be accounted for at the individual Account level by "posting" each transaction to the appropriate Account of each affected Participant. Participant Account values shall be maintained in shares. At any point in time, the value of a Participant's Account Balance shall be equal to the net Fair Market Value of his or her Account as of that date.

    (a) Fees and Expenses. Account maintenance fees shall be charged pro rata to each Participant's Account on the basis of each Participant's Account Balance, provided that no fee shall reduce a Participant's Account
            Balance below zero.  Transaction type fees
            (such as special asset fees, Investment
            Election change fees, etc.) shall be charged to the Accounts involved in the transaction.

    (b) Error Correction. The Company may correct any errors or omissions in the administration of the Plan by restoring or charging any Participant's Account Balance with the amount that would be credited or charged to the Account had no error or omission been made. Funds necessary for any such restoration shall be provided through payment made by the Company.

    6.2. Accounting for Investment Funds. The investments in each Investment Fund designated in Appendix B, including the Illinois Central Stock Fund, shall be maintained in full and fractional shares or units. The Trustee is responsible for determining the number of full and fractional shares or units of each such Fund. To the extent an Investment Fund is comprised of a collective investment fund of the Trustee, the net asset and unit values shall be determined in accordance with the rules governing such collective investment funds, which are incorporated herein by reference. Fees and expenses incurred for the management and maintenance of Investment Funds shall be charged at the Investment Fund level and reflected in the net gain or loss of each Fund.

    6.3. Accounting for Company Stock. The following additional rules shall apply to the Illinois Central Stock Fund:

    (a) Shareholder Rights. Shareholder Rights with respect to all Company Stock in an Account shall be exercised by the Trustee in accordance with directions from the
            Participant pursuant to the procedures of the Trust Agreement.

    (b) Tender Offer. If a tender offer is commenced for Company Stock, the provisions of the Trust Agreement regarding the response to such tender offer, the holding and investment of proceeds derived from such tender offer and the substitution of new securities for such proceeds shall be followed.

    (c) Dividends and Income. Dividends (whether in cash or in property) and other income received by the Trustee in respect of Company
            Stock shall be reinvested in Company Stock and shall constitute income and be recognized on an accrual basis for the Accounting Period in which occurs the record date with respect to such dividend; provided that, with respect to any dividend that is reflected in the market price of the underlying stock, the Company shall direct the Trustee during such trading period to trade such stock the regular way to reflect the value of the dividend, and all Fund transfers and cash distributions shall be transacted accordingly with no accrual of such dividend, other than as reflected in such market price.

    (d)     Transaction Costs.  Any brokerage
            commissions, transfer taxes, transaction charges, and other charges and expenses in connection with the purchase or sale of Company Stock shall be added to the cost thereof in the case of a purchase or deducted from the proceeds thereof in the case of a sale; provided, however, where the purchase or sale of Company Stock is with a "disqualified person" as defined in Section
            4975(e)(2) of the Code or a "party in
            interest" as defined in Section 3(14) of ERISA, no commissions may be charged with respect thereto.

                                ARTICLE VII

                      INVESTMENT FUNDS AND ELECTIONS

    7.1. Investment Funds. The Company shall direct the Trustee to maintain various Investment Funds. The Company may change the number or composition of the Investment Funds, subject to the terms and conditions agreed to with the Trustee.

    7.2.    Investment of Contributions.

    (a) Investment Election. Each Participant may make an Investment Election to invest the Contributions posted to his or her Accounts in whole multiples of one percent (1%) in one or more Investment Funds. If a Participant does not make a valid Investment Election, his or her Investment Election shall be deemed to be a 100% election of the Investment Fund designated by the Company as the default option, as indicated in Appendix B.

    (b) Effective Date of Investment Election; Change of Investment Election. A Participant's initial Investment Election and any change in such Investment Election will be effective with respect to a Fund on the business day following the day on which the Investment
            Election is received pursuant to procedures specified by the Company. A Participant's
            Investment Election shall continue in effect, notwithstanding any change in his or her Compensation or his or her Contribution
            Percentage, until the earliest of: (i) the effective date of a new Investment Election;
            or (ii) the date he or she ceases to be paid as an Eligible Employee. A Participant may change his or her Investment Election as to future Contributions only once in any calendar quarter.

    7.3. Investment of Accounts. If the Participant or Beneficiary elects to invest, or change investment of, his or her Account Balance in more than one (1) Investment Fund, he or she must designate in whole multiples of one percent (1%) what percentage of his or her Accounts is to be invested in each Investment Fund. A Participant or Beneficiary may make an Investment Election to change the allocation of his or her Account Balance among the Investment Funds once in any calendar quarter. An Investment Election to change a Participant's or Beneficiary's investment of his or her Account Balance in one Investment Fund to another Fund shall be effective at the end of the business day following the day on which the Election is received pursuant to procedures specified by the Company. Notwithstanding the foregoing, to the extent required by any provisions of an Investment Fund, or such other circumstances as the Company may determine, the effective date of any Investment Election may be delayed or the amount of any permissible Investment Election may be reduced.

    7.4. Establishment of Investment Funds. The Company shall cause to be established one or more Investment Funds set forth in Appendix B. In addition, the Company may, from time to time, in its discretion:

    (a) limit investments in or transfers from an Investment Fund;

    (b)     add funding vehicles thereunder;

    (c)     liquidate, consolidate or otherwise
            reorganize an existing Investment Fund; or

    (d)     add a new Investment Fund to the Appendix.

    7.5. Transition Rules. Effective as of the date any Investment Fund is added or deleted, each Participant and Beneficiary shall have the opportunity to make new Investment Elections. The Company and Trustee may use any reasonable accounting methods in performing their respective duties during the period of transition from one Investment Fund to another, including, but not limited to:

    (a) designating into which Investment Fund a Participant's Account Balance will be invested if the Participant fails to submit a proper Investment Election;

    (b) the method for allocating net investment gains or losses and the extent, if any, to which amounts received by and distributions paid from the Trust during this period share in such allocation; and

    (c) investing all or a portion of the Trust's assets in a short-term, interest-bearing Fund during such transition period.

                                ARTICLE VIII

                                  VESTING

    8.1. Fully Vested Contribution Accounts. A Participant shall be fully vested and have a nonforfeitable right to his or her Account Balances at all times.

                                 ARTICLE IX

                          IN-SERVICE WITHDRAWALS

    9.1. Withdrawals for 401(k) Hardship. A Participant may request the withdrawal of an amount from his or her Pre-Tax Account needed to satisfy a financial need by making a withdrawal request in accordance with a procedure established by the Company. The Company shall only approve those requests for withdrawals (1) on account of a Participant's "Deemed Financial Need," and (2) which is "Deemed Necessary" to satisfy the financial need.

    (a)     "Deemed Financial Need."  Financial commitments relating to:

       (i) costs directly related to the purchase or construction (excluding mortgage payments or balloon payments) of a Participant's principal residence;

       (ii) the payment of expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, the Participant's Spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for those persons to obtain medical care described in Section 213(d) of the Code;

      (iii) payment of tuition, related educational fees, and room and board expenses, for the next twelve (12) months of post-secondary education for the Participant, his or her Spouse, children or dependents (as defined in Section 152 of the Code); or

       (iv) necessary payments to prevent the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant's principal residence.

    (b) "Deemed Necessary." A withdrawal is "deemed necessary" to satisfy the financial need only if all of these conditions are met:

       (i) the withdrawal may not exceed the dollar amount needed to satisfy the Participant's Deemed
            Financial Need, plus an amount necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from such withdrawal;

       (ii) the Participant must have obtained all distributions, other than financial hardship distributions, and all nontaxable loans under all plans maintained by the Company or any Commonly Controlled Entity;

      (iii) the Participant will be suspended from making
            Pre-Tax Contributions (or similar
            contributions under any other qualified or nonqualified plan of deferred compensation maintained by a Commonly Controlled Entity) for at least twelve (12) months from the date the withdrawal is received;
            and

       (iv) the Contribution Dollar Limit for the taxable year immediately following the taxable year in which the financial hardship withdrawal is received shall be reduced by the Pre-Tax Contributions for the taxable year in which the financial hardship withdrawal is received.

    (d)     Contribution Account Sources for Withdrawal.
            All available amounts first must be withdrawn from a Participant's Post-Tax Account, if any. The remaining withdrawal amount shall come only from his or her Pre-Tax Account.
            The amount that may be withdrawn from a
            Participant's Pre-Tax Account shall not
            include earnings and Qualified Matching
            Contributions.

    9.2. Withdrawals for Participants Over Age 59.5. A Participant who is over age 59.5 may withdraw from the vested portion of his or her Accounts. When requesting a withdrawal, a Participant shall have amounts taken from each of his or her Rollover Account, Pre-Tax Account, Matching Account and Post-Tax Account, if any, on a pro rata basis.

    9.3. Withdrawals for General Hardship. A Participant may request the withdrawal of an amount from his or her Contribution Accounts listed below that is needed to satisfy a general hardship. General hardship means circumstances of sufficient severity that a Participant is confronted by current or impending financial ruin or his or her family is clearly endangered by current or impending want or privation. When requesting a withdrawal for general hardship, a Participant shall first have amounts taken from his or her Accounts in the following priority order: (i) Post-Tax Contributions Account, if any; (ii) Rollover Account; and (iii) Matching Account.

    9.4.    Withdrawal Rules.

    (a) Minimum Amount. There is no minimum payment for any type of withdrawal.

    (b) Permitted Frequency. A Participant may make only one withdrawal under this Article during each calendar year.

    (c) Application by Participant. A Participant must submit a withdrawal request in accordance with a procedure established by the Company to the responsible Named
            Fiduciary to apply for any type of
            withdrawal. Only a Participant who is an Employee may make a withdrawal request.

    (d)     Approval by Company.  The responsible Named
            Fiduciary is responsible for determining that a withdrawal request conforms to the requirements described in this Article and notifying the Trustee of any payments to be made in a timely manner.

    (e) Medium and Form of Payment. The medium of payment for withdrawals is either cash or direct deposit. The form of payment for withdrawals shall be a single installment.

    (f) Investment Fund Sources. Within each Account used for funding a withdrawal, amounts shall be taken by type of investment in direct proportion to the market value of the Participant's interest in each Investment
            Fund at the time the withdrawal is made.

                                  ARTICLE X

                        DISTRIBUTIONS ON AND AFTER
                         TERMINATION OF EMPLOYMENT

    10.1. Request for Distribution of Benefits. Subject to the other requirements of this Article, a Participant may elect to have his or her Account Balance paid to him or her beginning upon any Payment Date following his or her Termination of Employment by submitting a completed distribution election in accordance with a procedure established by the Company. The election must be submitted to the Company within a reasonable time prior to the Payment Date. The Company shall provide the Participant with information regarding all optional times and forms of payment available.

    If a Participant has a Termination of Employment and fails to submit a distribution request in accordance with the procedure established by the Company by the last Payment Date permitted under this Article, his or her Account Balances shall be valued as of the Valuation Date that immediately precedes such latest date of distribution (called the "Default Valuation Date") and a notice of such deemed distribution shall be issued to his or her last known address as soon as administratively possible. If the Participant does not respond to the notice or cannot be located, his or her Account Balance determined on the Default Valuation Date shall be forfeited. If the Participant subsequently files a claim, the amount forfeited (unadjusted for gains and losses) shall be reinstated to his or her Accounts and distributed as soon as administratively feasible. The amount necessary to reinstate a Participant's Account in this manner shall come from other forfeitures or by a contribution from the Employer of the affected Participant.

    10.2. Deadline for Distribution. In addition to any other Plan requirements and unless the Participant elects otherwise, or cannot be located, the Payment Date of a Participant's Account Balance shall be not later than sixty (60) days after the latest of the close of the Plan Year in which: (i) the Participant attains the earlier of age sixty-five (65) or his or her Normal Retirement Date; (ii) occurs the tenth (10th) anniversary of the Plan Year in which the Participant commenced participation; or (iii) the Participant had a Termination of Employment. However, if the amount of the payment or the location of the Participant (after a reasonable search) cannot be ascertained by that deadline, payment shall be made no later than sixty (60) days after the earliest date on which such amount or location is ascertained. In any case, the Payment Date of a Participant's Account Balance shall not be later than April 1 following the calendar year in which the Participant attains age seventy and one-half (70.5) years and each December 31 thereafter, and shall comply with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations promulgated thereunder.

    10.3. Payment Form and Medium. A Participant's Account Balance shall be paid in the form of a single lump sum cash payment (generally by check).

    10.4. Small Amounts Paid Immediately. If a Participant has a Termination of Employment and the Participant's Account Balance is $3,500 or less, the Participant's Account Balance shall be paid as soon as administratively feasible after his or her Termination of Employment.

                                     ARTICLE XI

                 DISTRIBUTION OF ACCOUNT BALANCES ON DEATH

    11.1. Payment to Beneficiary. On the death of a Participant prior to his or her Payment Date, his or her Account Balance shall be paid to the Beneficiary or Beneficiaries designated by the Participant in accordance with the procedure established by the Company. Death of a Participant on or after his or her Payment Date shall result in payment to his or her Beneficiary of whatever amount is remaining in the Participant's Accounts.

    11.2. Beneficiary Designation. Each Participant shall complete a beneficiary designation indicating the Beneficiary who is to receive the Participant's remaining Account Balance at the time of his or her death. The Participant may change such designation of Beneficiary from time to time by filing a new beneficiary designation with the Company. No designation of Beneficiary or change of Beneficiary shall be effective until properly filed with the Company. Notwithstanding any designation to the contrary, the Participant's Beneficiary shall be the Participant's Spouse to whom the Participant is legally married under the laws of the State of the Participant's residence on the date of the Participant's death and surviving him or her on such date, unless such designation includes Spousal Consent. If the Participant dies leaving no Spouse and either (i) the Participant shall have failed to file a valid beneficiary designation, or (ii) all persons designated on the beneficiary designation shall have predeceased the Participant, such Participant's Account Balance shall be distributed in a single sum to his or her estate.

    11.3. Benefit Election. In the event of a Participant's death, the Account Balance of the deceased Participant shall be paid to the Beneficiary as soon as practicable after the Participant's death in a single lump sum cash payment (by check). The Beneficiary may elect to have the Account Balance of the deceased Participant paid to him or her beginning upon a Payment Date following the Participant's date of death by submitting a completed distribution election in accordance with the procedure established by the Company. The election must be submitted to the Company within a reasonable time prior to the Payment Date. In the event a Beneficiary fails to submit a timely distribution request, his or her Account Balance shall be valued as of the Default Valuation Date and a notice of such deemed distribution shall be issued to his or her last known address as soon as administratively possible. If the Beneficiary does not respond to the notice or cannot be located, his or her Account Balance determined on the Default Valuation Date shall be forfeited. If the Beneficiary subsequently files a claim, the amount forfeited (unadjusted for gains and losses) shall be reinstated to his or her Accounts and distributed as soon as administratively feasible. The amount necessary to reinstate a Participant's Accounts in this manner shall come from other forfeitures or by a contribution from the Employer of the affected Participant.

                                 ARTICLE XII

                           MAXIMUM CONTRIBUTIONS

    12.1. Maximum Annual Additions. Notwithstanding any other provision of this Plan, a Participant's "Annual Additions" for any Plan Year, which is hereby designated as the "limitation year" for the Plan, as that term is used in Section 415 of the Code, shall not exceed his or her "Maximum Annual Additions." If at any time during a Plan Year, the allocation of additional Contributions for a Plan Year would produce an Annual Excess, the affected Participant shall receive the Maximum Annual Addition from Contributions, and, at the direction of the Company, for the remainder of the Plan Year Contributions will be reduced to the extent necessary to prevent the affected Participant from exceeding the Maximum Annual Addition.

    (a) "Annual Additions" means with respect to a Participant for any Plan Year the sum of: (i)
            Contributions (and any earnings thereon) allocated as of a date within the Plan Year;
            (ii) all contributions, forfeitures and
            suspended amounts (and income thereon) for such Plan Year, allocated to such Participant's account(s) under any Related
            Defined Contribution Plan as of a date within such Plan Year; (iii) the sum of all after-tax contributions of the Participant to Related Plans for the Plan Year and allocated to such Participant's accounts under such Related Plan as of a date within such Plan
            Year ("Aggregate Employee Contributions");
            (iv) solely for purposes of this Section, all contributions to any "separate account" (as defined in Section 419A(d) of the Code) allocated to such Participant as of a date within the Plan Year if such Participant is a "Key Employee" within the meaning of Code
            Section 416(i); and (v) solely for purposes of this Section, all contributions to any "individual medical benefit account" (as defined in Section 415(1) of the Code) allocated to such Participant as of a date within the Plan Year.

    (b) "Maximum Annual Additions" of a Participant for a Plan Year means the lesser of: (i) twenty-five percent (25%) of the
            Participant's Compensation, or (ii) the
            greater of thirty thousand dollars ($30,000) or one-quarter of the dollar limitation in Code Section 415(b)(1)(A) as adjusted for cost of living increases (determined in accordance with regulations prescribed by the Secretary of the Treasury or his or her delegate pursuant to the provisions of
            Section 415(d) of the Code).

    (c) "Annual Excess" means, for each Participant affected, the amount by which the allocable
            Annual Additions for such Participant exceeds or would exceed the Maximum Annual Addition for such Participant.

    12.2. Correcting an Annual Excess. If for any Plan Year as a result of a reasonable error in estimating a person's Compensation, Pre-Tax Contributions, or such other facts and circumstances that the Internal Revenue Service will permit, a Participant receives an Annual Excess, such Annual Excess shall be treated in the following manner:

    (a)     Any after-tax employee contributions
            allocable under a Related Plan shall be
            distributed to the Participant, if permitted, in the amount of the Annual Excess.

    (b)     if any Annual Excess remains, Pre-Tax
            Contributions shall be distributed to such Participant from this Plan.

Except as provided in (a) above, the Annual Excess shall be corrected by reducing the Annual Addition to this Plan before reductions have been made to other Related Defined Contribution Plans.

    12.3. Two-Plan Limit. If a Participant participates in any Related Defined Benefit Plan, the sum of the "Defined Benefit Plan Fraction" (as defined below) and the "Defined Contribution Plan Fraction" (as defined below) for such Participant shall not exceed one (called the "Combined Fraction").

    (a) "Defined Benefit Plan Fraction" means, for any Plan Year, a fraction, the numerator of which is the projected benefit payable pursuant to Code Section 415(e)(2)(A) under all Related Defined Benefit Plans and the denominator of which is the lesser of: (i) the product of 1.25 and the dollar limit in effect for the Plan Year under Code Section
            415(b)(1)(A), and (ii) the product of 1.4 and one hundred percent (100%) of the Participant's average Compensation for his or her high three (3) years.

    (b) "Defined Contribution Plan Fraction" means, for any Plan Year, a fraction, the numerator of which is the sum of the Annual Additions
            (as determined pursuant to Section 415(c) of the Code in effect for such Plan Year) to a Participant's Accounts as of the end of the Plan Year under the Plan or any Related
            Defined Contribution Plan, and the
            denominator of which is the lesser of:

       (i) The sum of the products of 1.25 and the dollar limit under Code Section 415(c)(1)(A) for such Plan Year and for each prior year of service with a Commonly Controlled Entity and its predecessor, and

       (ii) the sum of the products of 1.4 and twenty-five percent (25%) of the Participant's
            Compensation for such Plan Year and for each prior year of service with a Commonly
            Controlled Entity and its predecessor.

    If the Combined Fraction of such Participant exceeds one and if the Related Defined Benefit Plan permits it, the Participant's Defined Benefit Plan Fraction shall be reduced by limiting the Participant's annual benefits payable from the Related Defined Benefit Plan in which he or she participates to the extent necessary to reduce the Combined Fraction of such Participant to one.

    12.4.   Short Plan Year.  With respect to any change of the Plan
Year (and co-existent limitation year), the dollar limitation of the Maximum Annual Addition for such Plan Year shall be determined by multiplying such dollar amount by a fraction, the numerator of which is the number of months (including fractional parts of a month) in the short Plan Year, and the denominator of which is twelve (12).

                                ARTICLE XIII

                             ADP AND ACP TESTS

    13.1. Contribution Limitation Definitions. For purposes of this Article, the following terms are defined as follows:

    (a) "Average Contribution Percentage" or "ACP" means, separately, the average of the Calculated Percentage for Participants within the HCE Group and the NHCE Group, respectively, for a Plan Year.

    (b) "Average Deferral Percentage" or "ADP" means, separately, the average of the Calculated
            Percentage calculated for Participants within the HCE Group and the NHCE Group, respectively, for a Plan Year.

    (c) "Calculated Percentage" means, with respect to each Participant: (i) the K-Contributions
            (including amounts distributed because they exceeded the Contribution Dollar Limit) with respect to Compensation that would have been received by the Participant in the Plan Year but for his or her Pre-Tax Contribution
            Election; and (ii) the M-Contributions
            allocated to the Participant's Account as of a date within the Plan Year, divided by his or her Compensation for such Plan Year.

    (d)     "M-Contributions" shall include Matching
            Contributions (excluding Qualified Matching
            Contributions), and Pre-Tax Contributions, if any, that are recharacterized as Post-Tax
            Contributions. In addition, M-Contributions may include Pre-Tax Contributions, but only to the extent that (i) the Company elects to use them; and (ii) they meet the requirements of Code Section 401(m) to be regarded as Matching Contributions. M-Contributions shall not include Matching Contributions that are forfeited because the Contribution to which it relates is in excess of the ADP
            Test, ACP Test or the Contribution Dollar
            Limit.

    (e)     "K-Contributions" shall include Pre-Tax
            Contributions (excluding Pre-Tax
            Contributions treated as Matching
            Contributions), but shall exclude such Pre-
            Tax Contributions to this Plan made on behalf of any NHCE in excess of the Contribution
            Dollar Limit.  K-Contributions also may
            include Qualified Matching Contributions, but only to the extent that (i) the Company elects to use them and (ii) they meet the requirements of Code Section 401(k) to be regarded as elective contributions.

    (f) "HCE Group" and "NHCE Group" means, with respect to each Employer and its Commonly
            Controlled Entities, the respective group of HCEs and NHCEs who are eligible to have amounts contributed on their behalf for the Plan Year, including Employees who would be eligible but for their election not to participate or to contribute, but subject to the following:

       (i) If the Related Plans are subject to the ADP or ACP Test, and are considered as one plan for purposes of Code Sections 401(a)(4) or 410(b) (other than 410(b)(2)), all such plans shall be aggregated and treated as one plan for purposes of meeting the ADP and ACP Tests provided that plans may only be aggregated if they have the same Plan Year.

       (ii) If an HCE who is a five-percent owner
            (within the meaning of Code Section 416) or one of the ten HCE most highly compensated during the Plan Year has any Family Members, the K-Contributions, M-Contributions and
            Compensation of such HCE and his or her Family Members shall be combined and treated as a single HCE. In addition, such amounts for all other Family Members shall be removed from the NHCE Group percentage calculation.

      (iii) If an HCE is covered by more than one cash or deferred arrangement maintained by the
            Related Plans, all such arrangements (other than arrangements in plans that are not required to be aggregated for this purpose under Treas.
            Reg. Sect 1.401(k)-1(g)(l)(ii)(B)) with respect to the Plan Years ending with or within the same calendar year shall be aggregated and treated as one arrangement for purposes of calculating the separate percentage for the HCE which is used in the determination of the Average Percentage.

    13.2. Collectively Bargained Employees. The provisions of this Article shall apply separately to Participants: (i) who are collectively bargained employees within the meaning of Treas. Reg. Sect 1.410(b)-6(d)(2) and for Participants who are not collectively bargained employees; and
(ii) who are members of different collective bargaining units in accordance with Treas. Reg. Sect 1.401(k)-1(g)(11)(A).

    13.3. ADP and ACP Tests. For each Plan Year, the ADP and ACP for the HCE Group must meet either the Basic or Alternative Limitation when compared to the respective ADP and ACP for the NHCE Group:

    (a)     Basic Limitation.  The ADP or ACP for the HCE
            Group may not exceed 1.25 times the ADP or ACP, respectively, for the NHCE Group.

    (b) Alternative Limitation. The ADP or ACP for the HCE Group is limited by reference to the ADP or ACP, respectively, for the NHCE Group as follows:

     If the NHCE Group                        Then The Maximum HCE
     Percentage is:                           Group Percentage is:

     Less than 2%                   2 times ADP or ACP for the NHCE Group

     2% to 8%                       ADP or ACP for the NHCE Group plus 2%

     More than 8%                   Basic Limitation applies

    13.4.   Correction of ADP and ACP Tests.

    (a)     Reduction of K-Contributions or
            M-Contributions. If the ADP or ACP are not met or will not be met, the Company shall determine a maximum percentage to be used in place of the Calculated Percentage for each HCE that would reduce the ADP or ACP of the HCE Group by a sufficient amount to meet the ADP and ACP Tests. For any HCE Group who has a Family Member, the reduction amount shall be prorated among Family Members as provided in Code Sections 401(k) and (m).

    (b)     ADP Correction.  Pre-Tax Contributions
            (including amounts previously refunded
            because they exceeded the Contribution Dollar
            Limit) shall be recharacterized by allocating an amount equal to the actual K-Contribution minus the product of the maximum percentage for that HCE and the HCE's Compensation to a Participant's newly created Post-Tax Account within two and one-half months after the close of the Plan Year. Matching
            Contributions with respect to such
            distributed Pre-Tax Contributions shall be forfeited (unless paid to the Participant due to an ACP Correction).

    (c)     ACP Correction.  Matching Contribution
            amounts in excess of the Maximum Percentage of an HCE's Compensation shall, by the end of the next Plan Year, be refunded to the Participant.

    (d)     Investment Fund Sources.  Once the amount of
            Pre-Tax and/or Matching Contributions to be refunded is determined, amounts shall then be taken by type of investment in direct proportion to the market value of the Participant's interest in each Investment
            Fund as of the date as of which the
            correction is processed.

    (e) Family Member Correction. To the extent any reduction is necessary with respect to an HCE and his or her Family Members that have been combined and treated for testing purposes as a single Employee, the excess K-Contributions and/or M-Contributions from the ADP and/or
            ACP Test shall be prorated among each such Participant in direct proportion to his or her K-Contributions and/or M-Contributions included in each test.

    13.5. Method of Calculation. The Company shall determine the Maximum Percentage for each HCE whose Calculated Percentage(s) is(are) the highest at any one time by reducing his or her Calculated Percentage in the following manner until the ADP and/or ACP Test is satisfied:

    (a) The Calculated Percentage for each HCE under a Related Plan shall be reduced to the extent permitted under such Related Plan.

    (b)     If more reduction is needed, the Calculated
            Percentage of each HCE whose Calculated
            Percentage (stated in absolute terms) is the greatest shall be reduced by one-hundredth
            (1/100) of one percentage point.

    (c)     If more reduction is needed, the Calculated
            Percentage of each HCE whose Calculated
            Percentage (stated in absolute terms) is the greatest (including the Calculated Percentage of any HCE whose Calculated Percentage was adjusted under Paragraph (b) shall be reduced by one-hundredth (1/100) of one percentage point.

    (d) If more reduction is needed, the procedures of Paragraph (c) shall be repeated.

    13.6. Multiple Use Test. If the Average Contribution Percentage and the Average Deferral Percentage for the HCE Group exceeds the Basic Limitation in both the ADP or the ACP Tests (after correction of the ADP and ACP Test), the ADP and ACP (as corrected) for the HCE Group must also comply with the requirements of Code Section 401(m)(9), which as of the Effective Date require that the sum of these two percentages (as determined after any corrections needed to meet the ADP or ACP Tests have been made) must not exceed the greater of:

    (a) the sum of: (i) the larger of the ADP or ACP for the NHCE Group times 1.25; and (ii) the smaller of the ADP or ACP for the NHCE Group, times two (2) if the NHCE Average Percentage is less than two percent (2%), or plus two percent (2%) if it is two percent (2%) or more; or

    (b) the sum of: (i) the lesser of the ADP or ACP for the NHCE Group times 1.25; and (ii) the greater of the ADP or ACP for the NHCE Group, times two (2) if the NHCE Average Percentage is less than two percent (2%), or plus two percent (2%) if it is two percent (2%) or more.

    If the multiple use limit is exceeded, the Company shall determine a maximum ADP or ACP for the HCE Group and shall reduce the ADP or ACP for each HCE in the same manner as would be used to correct to ADP or ACP.

    13.7. Adjustment for Investment Gain or Loss. The net investment gain or loss associated with the K-Contributions and/or M-Contributions to be distributed shall be distributed or charged against a distribution within two and one-half (2.5) months but no later than twelve (12) months following the close of the applicable Plan Year. Such gain or loss shall be computed according to a reasonable method permitted under Treas. Reg. Sect 1.401(k)-1(f)(4).

    13.8. Required Records. The Company shall maintain records that are sufficient to demonstrate that the ADP, ACP and Multiple Use Test has been met for each Plan Year for at least as long as the Employer's corresponding tax year is open to audit.

    13.9. Incorporation by Reference. The provisions of this Section are intended to satisfy the requirements of Code Sections 401(k)(3),
(m)(2), (m)(9) and Treas. Reg. Sects 1.401(k)-1(b), 1.401(m)-1(b) and
1.401(m)-2 and, to the extent not otherwise stated in this Section, those Code Sections and Treasury Regulations are incorporated herein by reference.

    13.10. QSLOB. The Company in its sole discretion may apply the provisions of this Article separately with respect to each qualified separate line of business, as defined in Section 414(r) of the Code.

                                ARTICLE XIV

                              TRUST AGREEMENT

    14.1. Trust Agreement. The Company shall enter into one or more Trust Agreements to provide for the holding, investment and payment of Plan assets. All Trust Agreements, as from time to time amended, shall continue in force and shall be deemed to form a part of the Plan. Subject to the requirements of the Code and ERISA, the Company may cause assets of the Plan that are securities to be held in the name of a nominee or in the street name provided such securities are held on behalf of the Plan by:

    (a) a bank or trust company that is subject to supervision by the United States or a State, or a nominee of such bank or trust company;

    (b)     a broker or dealer registered under the
            Securities Exchange Act of 1934, or a nominee of such broker or dealer; or

    (c)     a "clearing agency" as defined in Section
            3(a)(23) of the Securities Exchange Act of
            1934, or its nominee.

    14.2. Selection of Trustee. The Company shall select, remove or replace the Trustee in accordance with the Trust Agreement. The subsequent resignation or removal of a Trustee and the approval of its accounts shall be accomplished in the manner provided in the Trust Agreement.

    14.3. Trustee's Duties and Fees. Except as provided in ERISA, the powers, duties and responsibilities of the Trustee shall be as stated in the Trust Agreement, and unless expressly stated or delegated to the Trustee (with the Trustee's acceptance), nothing contained in this Plan shall be deemed by implication to impose any additional powers, duties or responsibilities upon the Trustee. All Contributions and Rollover Contributions shall be paid into the Trust, and all benefits payable under the Plan shall be paid from the Trust. Investment Fund management fees, Trustee fees and recordkeeper fees shall be paid from Participants' Accounts.

    14.4. Separate Entity. The Trust Agreement under this Plan from its inception shall be a separate entity aside and apart from Employers or their assets, and the corpus and income thereof shall in no event and in no manner whatsoever be subject to the rights or claims of any creditor of any Employer.

    14.5. Plan Asset Valuation. As of each Valuation Date, the Fair Market Value of the Plan's assets held or posted to an Investment Fund shall be determined by the Company or the Trustee, as appropriate.

    14.6. Right of Employers to Plan Assets. The Employers shall have no right or claim of any nature in or to the assets of the Plan except the right to require the Trustee to hold, use, apply, and pay such assets in its possession in accordance with the Plan for the exclusive benefit of the Participants or their Beneficiaries and for defraying the reasonable expenses of administering the Plan; provided, that:

    (a) if the Plan receives an adverse determination with respect to its initial qualification under Sections 401(a), 401(k) and 401(m) of the Code, Contributions conditioned upon the qualification of the Plan shall be returned to the appropriate Employer within one (1) year of such denial of qualification;
            provided, that the application for
            determination of initial qualification is made by the time prescribed by law for filing the respective Employer's return for the taxable year in which the Plan is adopted, or by such later date as is prescribed by the Secretary of the Treasury;

    (b) if, and to the extent that, the deduction for a Contribution under Section 404 of the Code is disallowed, Contributions conditioned upon deductibility shall be returned to the appropriate Employer within one (1) year after the disallowance of the deduction;

    (c) if, and to the extent that, a Contribution is made through mistake of fact, such Contribution shall be returned to the appropriate Employer within one year of the payment of the Contribution; and

    (d) any amounts held suspended pursuant to the limitations of Code Section 415 shall be returned to the Employers upon termination of the Plan.

    All Contributions made hereunder are conditioned upon the Plan being qualified under Sections 401(a) or 401(k) and 401(m) of the Code and a deduction being allowed for such contributions under Section 404 of the Code. Pre-Tax Contributions returned to an Employer pursuant to this Section shall be paid to the Participant for whom contributed as soon as administratively convenient. If these provisions result in the return of Contributions after such amounts have been allocated to Accounts, such Accounts shall be reduced by the amount of the allocation attributable to such amount, adjusted for any losses or expenses.

                                ARTICLE XV

                 ADMINISTRATION AND INVESTMENT MANAGEMENT

    15.1. General. The Company has the power and authority to act with respect to all matters that relate to the Plan and Trust. The Company shall be a Named Fiduciary with respect to the authority to manage and control the administration and operation of the Plan, and with respect to authority to manage and control the Plan or Trust or the Plan's assets. The Company shall cease to be a Named Fiduciary with respect to some specified portion of the operation and administration of the Plan or Trust to the extent that the Company designates a Named Fiduciary pursuant to the procedure in the Plan or Trust to severally have authority to manage and control such portion of the operation and administration of the Plan or Trust.

    15.2.   Procedures for Designation of a Named Fiduciary.  The
Company may from time to time, designate a person to be a Named Fiduciary with respect to some portion of the authority it may have with respect to management and control of the operation and administration of the Plan or the management and control of the Plan's assets. Such designation shall specify the person designated by name and either: (a) specify the management and control authority with respect to which the person will be a Named Fiduciary; or (b) incorporate by reference an agreement with such Named Fiduciary to provide services to or on behalf of the Plan or Trust and use such agreement as a means for specifying the management and control authority with respect to which such person will be a Named Fiduciary. The authority to manage and control, which any person who is designated to be a Named Fiduciary hereunder may have, shall result in the Company no longer being a Named Fiduciary with respect to, nor having any longer, such authority to manage and control. On and after the designation of a person as a Named Fiduciary, the Employer, the Company, and any other Named Fiduciary with respect to the Plan or Trust, shall have no liability for the acts (or failure to act) of any such Named Fiduciary except to the extent of its co-fiduciary duty under ERISA. Each Named Fiduciary, by signing its contract or by accepting such amendment or correspondence and rendering the services requested without objection for thirty (30) days, shall be conclusively bound to have assumed such fiduciary responsibility as a Named Fiduciary. Fiduciary duties and responsibilities that have been allocated or delegated pursuant to the terms of the Plan or the Trust, are intended to limit the liability of the Company and each Named Fiduciary, as appropriate, in accordance with the provisions of Section 405(c) of ERISA.

    15.3. Responsibility and Powers of the Company Regarding Administration of the Plan. The Company shall have full and complete authority, responsibility and control (unless an allocation has been made to another Named Fiduciary in which case such Named Fiduciary shall have such authority, responsibility and control only if specifically provided) over the management, administration, and operation of the Plan or Trust and the power to act on behalf of the Plan or Trust, including, but not limited to, the authority and discretion to:

    (a) Formulate, adopt, issue and apply procedures and rules and change, alter or amend such procedures and rules in accordance with law and as may be consistent with the terms of the Plan or Trust;

    (b) Specify the basis upon which payments are to be made under the Plan and, as the final appeals fiduciary under ERISA Section 503, to make a final determination, based upon the information known to it within the scope of its authority and control as a Named
            Fiduciary, based upon determinations made and such other information made available from an Employer plus such final determinations made by each other Named Fiduciary within the scope of its authority and control, as are determined to be relevant to the final appeals fiduciary;

    (c) Exercise such discretion as may be required to construe and apply the provisions of the Plan or Trust, subject only to the terms and conditions of the Plan or Trust and ERISA;

    (d)     Appoint and compensate such specialists
            (including attorneys, actuaries and
            accountants) to aid it in the administration of the Plan, and arrange for such other services, as the Company considers necessary or appropriate in carrying out the provisions of the Plan;

    (e) Appoint and compensate an independent outside accountant to conduct such audits of the financial statements of the Trust as the Company considers necessary or appropriate;

    (f) Settle or compromise any litigation against the Plan or a Fiduciary with respect to which the Plan has an indemnity obligation;

    (g) Appoint the Plan Administrator to act within the duties and responsibilities set forth in
            Section 15.10;

    (h)     Create a legal remedy to the Plan with
            respect to a Participant or Beneficiary, or to a Participant or Beneficiary, for any loss incurred (whether restitution or opportunity losses) by the Plan on behalf of such Participant or Beneficiary, or by such Participant or Beneficiary, due to a breach of fiduciary duty to the Plan by a Named
            Fiduciary or other error (whether negligent or willful) which the Company determines is a substantial contributing factor to such loss (or a portion of such loss); and

    (i) Take all necessary and proper acts as are required for the Company to fulfill its duties and obligations under the Plan or Trust.

    15.4. Information to be Supplied by Named Fiduciary. Whenever a term, definition, standard, protocol or other basis for determining whether an Account Balance exists or will be paid under the terms of the Plan, or which has been incorporated by reference into this Plan, the Named Fiduciary who has the authority to manage and control the administration and operation of the Plan with respect to all or any basis specified for the payment of such Account Balance (including the authority to establish or amend such term, definition, standard protocol or other basis) shall provide a copy thereof: (i) to the Company, upon its request;
(ii) to a Participant or Beneficiary but only to the extent required by law; or (iii) to the extent required in any proceeding involving the Plan or any Named Fiduciary with respect to the Plan.

    15.5. Misrepresentations. The Company may, but shall not be required to, rely upon any certificate, statement or other representation made to it by an Employee, Participant, other Named Fiduciary, or other individual with respect to any fact regarding any of the provisions of the Plan. Any such certificate, statement or other representation shall be conclusively binding upon such Employee, Participant, other Named Fiduciary, or other individual or personal representative thereof, heir, or assignee (but not upon the Company), and any such person shall thereafter be estopped from disputing the truth of any such certificate, statement or other representation.

    15.6. Records. The regularly kept records of the designated Named Fiduciary (or, where applicable, the Trustee) and any Employer shall be conclusive evidence of a person's age, his or her status as an Eligible Employee, and all other matters contained therein applicable to this Plan.

    15.7. Plan Expenses. Except as provided in Section 14.3: (i) all expenses of the Plan that have been approved by the Company shall be paid by the Trust; and (ii) any expenses paid by the Employers may be, if authorized by the Company, reimbursed from the Trust. If borne by the Employers, expenses of administering the Plan shall be borne by the Employers in such proportions as the Company shall determine.

    15.8. Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

    15.9. Employer's Agent. The Company shall act as agent for each Employer.

    15.10. Plan Administrator. The Plan Administrator (within the meaning of ERISA Section 3(16)(A)) shall be appointed by the Company; and in the absence of such appointment, the Company shall be the Plan
Administrator. The Plan Administrator will have full and complete authority, responsibility and control over the administration and operation of the Plan with respect to the following:

    (a)     satisfy all reporting and disclosure
            requirements applicable to the Plan, Trust or Plan Administrator under ERISA, the Code or other applicable law;

    (b) provide and deliver all written forms used by Participants and Beneficiaries, give notices required by law, and seek a favorable determination letter for the Plan and Trust;

    (c) withhold any amounts required by the Code to be withheld at the source and to transmit funds withheld and any and all necessary reports with respect to such withholding to the Internal Revenue Service;

    (d)     respond to a QDRO;

    (e) make available for inspection and to provide upon request at such charge as may be permitted and determined by it, documents and instruments required to be disclosed by ERISA;

    (f)     take such actions as are necessary to
            establish and maintain in full and timely compliance with any law or regulation having pertinence to this Plan;

    (g) whatever responsibilities are delegated to the Plan Administrator by the Company; and

    (h) interpret and construe the provisions of the Plan, to make regulations and settle disputes described above which are not inconsistent with the terms thereof.

    15.11.  Named Fiduciary Decisions Final.  The decision of the
Company or a Named Fiduciary in matters within its jurisdiction shall be final, binding, and conclusive upon the Employers and the Trustee and upon each Employee, Participant, Spouse, Beneficiary, and every other person or party interested or concerned.

    15.12. No Agency. Each Named Fiduciary shall perform (or fail to perform) its responsibilities and duties or discretionary authority with respect to the Plan and Trust as an independent contractor and not as an agent of the Company or any Employer. No agency is intended to be created nor is the Company empowered to create an agency relationship with a Named Fiduciary.

                                ARTICLE XVI

                             CLAIMS PROCEDURE

    16.1. Initial Claim for Benefits. Each person entitled to benefits under this Plan (a "Claimant") must sign and submit his or her claim for benefits to the Plan Administrator in writing in such form as is provided or approved by such Plan Administrator. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to his or her filing a claim for benefits and exhausting his or her rights under this Article. When a claim for benefits has been filed properly, such claim for benefits shall be evaluated and the Claimant shall be notified by the Plan Administrator of its approval or denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant by the Plan Administrator prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred eighty (180) days after the date on which the claim was filed). A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) the Claimant's rights to seek review of the denial.

    16.2. Review of Claim Denial. If a claim is denied, in whole or in part (or if within the time periods prescribed for in the initial claim, the Plan Administrator has not furnished the Claimant with a denial and the claim is therefore deemed denied), the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial. A Claimant (or his or her duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. Within sixty
(60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing by the Plan Administrator of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification by the Plan Administrator within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant by the Plan Administrator in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures described in this Section, such Claimant shall have no right to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

                               ARTICLE XVII

                     ADOPTION AND WITHDRAWAL FROM PLAN

    17.1. Procedure for Adoption. Any Commonly Controlled Entity may by resolution of such Commonly Controlled Entity's board of directors adopt the Plan for the benefit of its employees as of the date specified in the board resolution. No such adoption shall be effective until such adoption has been approved by the Company.

    17.2. Procedure for Withdrawal. Any Employer (other than the Company) may, by resolution of the board of directors of such Employer, with the consent of the Company and subject to such conditions as may be imposed by the Company, terminate its adoption of the Plan. Notwithstanding the foregoing, an Employer will be deemed to have terminated its adoption of the Plan when it ceases to be a Commonly Controlled Entity.

                               ARTICLE XVIII

                     AMENDMENT, TERMINATION AND MERGER

    18.1. Amendments. The Company may amend, modify, change, revise or discontinue this Plan by amendment at any time; provided, however, that no amendment shall:

    (a) increase the duties or liabilities of the Trustee without its written consent;

    (b) except to the extent permissible under ERISA and the Code, make it possible for any portion of the Trust assets to revert to an Employer to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants and Beneficiaries entitled to Plan benefits and to defray reasonable expenses of administering the Plan; or

    (c) have any retroactive effect as to deprive any such person of any benefit already accrued, except that no amendment made to conform the Plan to Section 401(a) of the Code, or amendments required or permitted by the Code any other statute relating to employees' trusts, or any official regulations or ruling issued pursuant thereto, shall not be considered prejudicial to the rights of any such person.

No amendment to the Plan shall deprive a Participant of his or her nonforfeitable rights to benefits accrued to the date of the amendment.

    18.2. Plan Termination. It is the expectation of the Company that it will continue the Plan and the payment of Contributions hereunder indefinitely, but the continuation of the Plan and the payment of Contributions hereunder is not assumed as a contractual obligation of the Company or any other Employer. The right is reserved by the Company to terminate the Plan by action of the Board of Directors of the Company at any time, and the right is reserved by the Company and any other Employer by action of the Board of Directors of the Company or such Employer at any time to reduce, suspend or discontinue its Contributions hereunder, provided, however, that the Contributions for any Plan Year accrued or determined prior to the end of said year shall not after the end of said year be retroactively reduced, suspended or discontinued except as may be permitted by law. Upon termination of the Plan or complete discontinuance of Contributions hereunder, each Participant's Account Balance shall be fully vested. Upon termination of the Plan or a complete discontinuance of Contributions, unclaimed amounts shall be forfeited and any unallocated amounts shall be allocated to Participants who are Eligible Employees as of the date of such termination or discontinuance on the basis of Compensation for the Plan Year (or short Plan Year). In the event of termination of the Plan, the Company shall direct the Trustee to distribute to each Participant the entire amount of his or her Account Balance as soon as administratively possible, but not earlier than would be permitted in order to retain the Plan's qualified status under Sections 401(a), (k) and (m) of the Code, as if all Participants who are Employees had incurred a Termination of Employment on the Plan's termination date.

    18.3. Plan Merger. The Plan shall not merge or consolidate with, or transfer any assets or liabilities to any other plan, unless each person entitled to benefits would receive a benefit immediately after the merger, consolidation or transfer (if the Plan were then terminated) which is equal to or greater than the benefit he or she would have been entitled to immediately before the merger, consolidation or transfer (if the Plan were then terminated). The Company shall amend or take such other action as is necessary to amend the Plan in order to satisfy the requirements applicable to any merger, consolidation or transfer of assets and liabilities.

    18.4. Action by Company or Employer. Any action required or permitted to be taken by the Company or an Employer, including, but not limited to the amendment or termination of the Plan, shall be by written resolution of its Board of Directors, or by a person or committee duly authorized to take such action by the Board of Directors.

                               ARTICLE XIX

                          SPECIAL TOP-HEAVY RULES

    19.1. Application. The special rules applicable to top-heavy plans under Code Section 416 shall not apply to this Plan unless one or more key employees (as defined in Section 416 of the Code) is a Participant in the Plan.

                                ARTICLE XX

                         MISCELLANEOUS PROVISIONS

    20.1. Assignment and Alienation. Except as otherwise required by law, no benefit payable under the Plan shall be subject in any manner to assignment or transfer or be otherwise alienable, either by voluntary or involuntary act of a Participant or by operation of law, nor subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process. Any attempted assignment or transfer or any attempted seizure by any legal or equitable process of any such person's interest in the Trust contrary to the provisions hereof shall be void and shall be given no recognition. This Section shall apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, except this Section shall not apply if the order is determined to be a QDRO.

    (a) Distributions to an Alternate Payee pursuant to a QDRO shall be made in a lump sum as soon as practicable after the domestic relations order has been determined to be a QDRO; provided that, if the amount to be distributed to the Alternate Payee is greater than $3,500, such amount will not be distributed until the Alternate Payee attains age
            65 years unless the Alternate Payee consents in writing to an earlier distribution. If the Alternated Payee does not consent to immediate distribution, a separate Account shall be established for the Alternate Payee. Such Account shall be valued and accounted for in the same manner as any other Account. The Alternate Payee may direct the investment of such Account in the same manner as any other Participant; provided however, an Alternate Payee may not acquire Company Stock.

    (b) "Alternate Payee" shall mean the spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to the Participant.

    (c) The Committee shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders.

    20.2. Notice and Information Requirements. Except as otherwise provided in this Plan or in the Trust Agreement or as otherwise required by law, the Employer shall have no duty or obligation to affirmatively disclose to any Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to be advised of, any material information regarding the Employer, at any time prior to, upon or in connection with the Employer's purchase, or any other distribution or transfer (or decision to defer any such distribution) of any Company Stock or any other stock held under the Plan.

    20.3. Plan Does Not Affect Employment Rights. The Plan does not provide any employment rights to any Employee. The Employer expressly reserves the right to discharge an Employee at any time, with or without cause, without regard to the effect such discharge would have upon the Employee's interest in the Plan.

    20.4. Deduction of Taxes from Amounts Payable. The Trustee shall deduct from the amount to be distributed such amount as the Trustee, in its sole discretion, deems proper to protect the Trustee and the Plan's assets held under the Trust Agreement against liability for the payment of death, succession, inheritance, income, or other taxes, and out of money so deducted, the Trustee may discharge any such liability and pay the amount remaining to the Participant, the Beneficiary or the deceased Participant's estate, as the case may be.

    20.5. Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Company in such matters shall be final, binding, and conclusive upon the Employer and the Trustee and upon each Employee, Participant, Beneficiary, and every other person or party interested or concerned. An Employer, the Trustee and the Company shall not be under any duty to see to the proper application of such payments.

    20.6. Source of Benefits. All benefits payable under the Plan shall be paid or provided for solely from the Plan's assets held under the Trust Agreement and the Employers assume no liability or responsibility therefor.

    20.7. Indemnification. To the extent permitted by law each Employer shall indemnify and hold harmless each member (and former member) of the Board of Directors of the Company, each member (and former member) of the Company, and each officer and employee (and each former officer and employee) of an Employer to whom are (or were) delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees and amounts paid in any settlement relating to the Plan) by reason of his or her service under the Plan if he or she did not act dishonestly, with gross negligence, or otherwise in knowing violation of the law under which such liability, loss, cost or expense arises. This indemnity shall not preclude such other indemnities as may be available under insurance purchased or provided by an Employer under any by-law, agreement, or otherwise, to the extent permitted by law. Payments of any indemnity, expenses or fees under this Section shall be made solely from assets of the Employer and shall not be made directly or indirectly from the assets of the Plan.

    20.8. Reduction for Overpayment. The Company shall, whenever it determines that a person has received benefit payments under this Plan in excess of the amount to which the person is entitled under the terms of the Plan, make two reasonable attempts to collect such overpayment from the person.

    20.9. Limitation on Liability. No Employer nor any agent or representative of any Employer who is an employee, officer, or director of an Employer in any manner guarantees the assets of the Plan against loss or depreciation, and to the extent not prohibited by federal law, none of them shall be liable (except for his or her own gross negligence or willful misconduct), for any act or failure to act, done or omitted in good faith, with respect to the Plan. No Employer shall be responsible for any act or failure to act of any Trustee appointed to administer the assets of the Plan.

    20.10. Company Merger. In the event any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall elect to adopt the Plan, such successor corporation shall be substituted hereunder for the Company upon filing in writing with the Trustee its election so to do.

    20.11. Employees' Trust. The Plan and Trust Agreement are created for the exclusive purpose of providing benefits to the Participants in the Plan and their Beneficiaries and defraying reasonable expenses of administering the Plan, and the Plan and Trust Agreement shall be interpreted in a manner consistent with their being, respectively, a Plan described in Sections 401(a), 401(k) and 401(m) of the Code and Trust Agreements exempt under Section 501(a) of the Code. At no time shall the assets of the Plan be diverted from the above purpose.

    20.12. Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.

    20.13. Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

    20.14. Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

    20.15. Uniform and Nondiscriminatory Treatment. Any discretion exercisable hereunder by an Employer or the Company shall be exercised in a uniform and nondiscriminatory manner.

    20.16. Law Governing. The Plan shall be construed and enforced according to the laws of the State of Illinois, to the extent not preempted by ERISA.

                                APPENDIX A

                           Participating Unions

Transportation Communications Union            Effective July 1, 1995

Sheet Metal Workers' International
  Association                                  Effective July 1, 1995

International Brotherhood of
  Boilermakers, Iron Ship Builders,
  Blacksmiths, Forgers and Helpers             Effective July 1, 1995

National Conference of Firemen and Oilers      Effective July 1, 1995

Brotherhood Railway Carmen of
   United States and Canada,
   Division of Transportation                  Effective July 1, 1995

Brotherhood of Railroad Signalmen              Effective July 1, 1995


                                APPENDIX B

                             Investment Funds

    The investment Funds offered to Participants and Beneficiaries as of July 1, 1995 based upon share or unit accounting are:

            1.   Illinois Central Stock Fund
            2.   Target 2025 Fund
            3.   Target 2005 Fund
            4.   Income Fund
            5.   Equity (Stock) Fund

If investment instructions are not received from any Participant or Beneficiary, his or her investment instructions shall be assumed to be a one hundred percent (100%) investment in the Income Fund.